EXHIBIT 1.2

INDEMNITY AGREEMENT


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                               INDEMNITY AGREEMENT

                  Reference is made to the Prospectus Supplement dated May 27, 1999 (the "Prospectus Supplement") relating to the Asset Backed Notes, Series 1999-1 Class A-1 and Class A-2 (together, the "Notes"), which Notes will be issued by Mortgage Lenders Network Home Equity Loan Trust, Series 1999-1. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Prospectus Supplement.

                  Mortgage Lenders Network USA, Inc., a Delaware corporation (the "Company"), hereby represents and warrants to Residential Asset Funding Corporation ("RAFC") and First Union Capital Markets, a division of Wheat First Securities, Inc. ("First Union") and Prudential Securities Incorporated, (together with First Union, the "Underwriters") that (a) it provided to RAFC the information relating to the Company, the Mortgage Loans and the servicing of such loans set forth in the Prospectus Supplement under "Summary of Terms--The Mortgage Loan Pool," "Issuer--Mortgage Lenders Network USA, Inc.," "Description of the Mortgage Pool," "Servicing of the Mortgage Loans--General" and "Servicing of the Mortgage Loans--Customary Servicing Procedures" (collectively, the "Company Information"), and (b) such Company Information does not contain an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company acknowledges and understands that RAFC is relying on the aforesaid representation and warranty and is causing the issuance of the Notes in partial reliance thereon and the Company agrees, in consideration for RAFC facilitating the financing of the Company's Mortgage Loans and in consideration of the Underwriters' purchase of the Notes, to indemnify and hold harmless RAFC, each of RAFC's directors, each of RAFC's officers who signed the Registration Statement and each person if any who controls RAFC within the meaning of the Securities Act of 1933, as amended, and the Underwriters and each person who controls the Underwriters within the meaning of the Securities Act of 1933, as amended, for any losses, claims, damages or liabilities joint or several it incurs as a result of (i) a breach of such representation and warranty or (ii) as a result of a Mortgage Pool Error from which any Computational or ABS Term Sheets were derived, and will reimburse any legal or other expenses incurred by RAFC or any such director, officer or controlling person and the Underwriters or any such controlling person in connection with investigating any such loss, claim, damage, liability or action. "Computational Materials" shall mean those materials delivered within the meaning of the no-action letter dated May 20, 1994 issued by the Division of Corporation Finance of the Commission to Kidder, Peabody Acceptance Corporation I, Kidder, Peabody & Co., Incorporated, and Kidder Structured Asset Corporation and the no-action letter dated May 27, 1994 issued by the Division of Corporation Finance of the Commission to the Public Securities Association for which the filing of such material is a condition of the relief granted in such letters. "ABS Term Sheet" shall mean those materials delivered in the form of "Structural Term Sheets" or "Collateral Term Sheets", in each case within the meaning of the no-action letter dated February 13, 1995 issued by the Division of Corporation Finance of the Commission to the Public Securities Association for which



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the filing of such material is a condition of the relief granted in such letter.
For purposes hereof, a "Mortgage Pool Error" shall mean an error in information regarding the characteristics of the Mortgage Loans provided by the Company to the Underwriters for the preparation of Computational Materials or ABS Term Sheets.

                  Each obligation of the Company to indemnify RAFC and the Underwriters (each, an "Indemnified Party") is conditioned upon the following: the related Indemnified Party shall promptly notify the Company in writing of the existence of any fact or circumstance known to such Indemnified Party giving rise to the Company's obligation of indemnity and in the case of any claim or litigation which may give rise to such an obligation, the Indemnified Party shall promptly notify the Company in writing of the making of such claim or the commencement of such litigation when the same become known to such Indemnified Party. The Company shall have the option of defending the Indemnified Party in connection with any such claim or litigation using the Company's own counsel, which counsel shall be reasonably satisfactory to the Indemnified Party: if the Company exercises such option, the Company shall not be responsible for the Indemnified Party's attorneys' fees incurred after the Indemnified Party receives notification of the Company's exercise of such option and the Indemnified Party has acknowledged its approval of the selected counsel. The Company shall have the right to settle any such claim or litigation with the approval the Indemnified Party, which approval shall not be unreasonably withheld. If the Indemnified Party recovers from any third party any amount paid by the Company to the Indemnified Party in satisfaction of the Company's obligations to indemnify the Indemnified Party, the Indemnified Party shall promptly pay to the Company the full amount so recovered. The Company shall have no obligation to indemnify each Indemnified Party for any claims, liabilities, losses, costs, damages, attorneys' fees, or other expenses which would have been avoided had the Indemnified Party taken reasonable action to mitigate such claims, liabilities, losses, costs, damages, attorneys' fees, or other expenses. The Company shall have no obligation to indemnify each Indemnified Party from any claim, liability, loss, cost, damage, attorneys' fees or other expenses arising from the negligence or willful misconduct of such Indemnified Party or its officers, employees, or agents.

                  The obligations of the Company hereunder shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the related Indemnified Party and to each person, if any, who controls such Indemnified Party within the meaning of the Securities Act of 1933, as amended.

                  The agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflicts of laws principles).

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                  IN WITNESS WHEREOF,  the Company has executed this Indemnity
Agreement as of May 27, 1999



                                            MORTGAGE LENDERS NETWORK USA, INC.

                                            BY: /s/  Marion H. Mathes
                                                 -------------------------------
                                                  Name:   Marion H. Mathes
                                                  Title:  Senior Vice President

                              [Indemnity Agreement]